Exhibit 4.8(b)

EXECUTION COPY
Amendment Agreement
Endeavour International Holding B.V.
and
the Guarantors
and
Credit Suisse
as Administrative Agent
to the Second Lien Credit and Guarantee Agreement,
dated as of October 31, 2006

THIS AMENDMENT AGREEMENT is dated as of March 13, 2007 (this “Amendment Agreement”):
AMONG:
(1)	ENDEAVOUR INTERNATIONAL HOLDING B.V. a private limited liability company formed under the laws of the Netherlands (the “Borrower”);

(2)	the GUARANTORS party hereto; and

(3)	CREDIT SUISSE, as Administrative Agent.
WHEREAS:
(A)	The parties to this Amendment Agreement entered into the Second Lien Credit and Guarantee Agreement (the “Second Lien Agreement”) dated as of October 31, 2006 for the provision of a term loan facility of up to US$75,000,000.

(B)	At the request of the Borrower, the Administrative Agent, with the consent of the Majority Lenders in accordance with Section 13.02(b) of the Second Lien Agreement, has agreed to make certain amendments to the Second Lien Agreement upon the terms set out in this Amendment Agreement.
THE PARTIES AGREE AS FOLLOWS:
1.	Terms defined in the Second Lien Agreement shall, save to the extent that the context otherwise requires, bear the same meaning in this Amendment Agreement and in addition “Effective Date” shall with respect to this Amendment Agreement have the meaning given to that term in clause 12 below.

2.	With effect from the Effective Date, the Second Lien Agreement shall be amended as set out in clauses 3, 4, 5, 6, 7, 8, 9, 10 and 11 below.

3.	The following definitions shall be inserted:
(a)	“ICE” means the IntercontinentalExchange (or its successor).

(b)	“Heren” means the Heren Monthly Index (or its successor).

(c)	“Special Acquisition Expenses” means any extraordinary, non-recurring expenses relating to the Acquisition which were incurred in the fiscal quarter ending December 31, 2006.
4.	The definition of “Debt” in the Second Lien Agreement shall be amended by inserting the following words “; provided, however, that in the case of any application of the term “Debt” in determining “Total Debt” or “Total Secured Debt” for purposes of calculating the Reserve Secured Debt Coverage Ratio, the Reserve Total Debt Coverage Ratio, or the Total Leverage Ratio, any undrawn letters of credit, surety or other bonds, or other similar instruments shall not, for the purposes of such calculation, be included in the calculation of “Debt”” at the end of the definition.

5.	The definition of “EBITDA” in the Second Lien Agreement shall be amended by inserting the words “; provided, however, that, in calculating EBITDA for any Measurement Period (i) which includes the fiscal quarter ended December 31, 2006, any Special Acquisition Expenses incurred during such fiscal quarter shall be added to Consolidated Net Income (to the extent subtracted in calculating Consolidated Net Income), and (ii) which includes the fiscal quarters ended March 31, 2007 or June 30, 2007, any extraordinary, non-recurring expenses or gains incurred during such fiscal quarter shall be added to or subtracted from, as the case may be, Consolidated Net Income (to the extent subtracted

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or added in calculating Consolidated Net Income) prior to performing the multiplication referred to in clause (b) or clause (c) of the proviso in the definition of “Measurement Period”, and subsequently subtracted from or added to, as the case may be, the product of such multiplication” at the end of the definition.
6.	The definition of “Fiscal Year” in the Second Lien Agreement shall be amended by inserting the words “; provided, further, that any Subsidiary of Endeavour International may change its Fiscal Year such that the end of its fiscal year occurs on a date other than December 31 (including Fiscal Year 2006), so long as (x) the Administrative Agent is given written notice of such change within 30 Business Days after such change is effected, and (y) in no event shall any Fiscal Year be in excess of 16 months long” at the end of the definition.

7.	The definition of “Present Value” in the Second Lien Agreement shall be amended by deleting the words “, in each case based upon the actual monthly price quoted on NYMEX for the applicable month, in effect at the time,” and inserting the words “, in the case of the monthly crude oil (Dated Brent) price, based upon the actual monthly price quoted on ICE for the applicable month, in effect at the time, and in the case of the natural gas (NBP) price, based upon the actual monthly price quoted on Heren for the applicable month, in effect at the time,”.

8.	The definition of “Proven Present Value” in the Second Lien Agreement shall be amended by deleting the words “, in each case based upon (a) the actual monthly price quoted on NYMEX on such date for the corresponding month through the 60th month from such date and (b) the arithmetic monthly average for months 49 though 60 for each month after the 60th month “ and inserting the words “, in the case of the monthly crude oil (Dated Brent) price, based upon (a) the actual monthly price quoted on ICE on such date through the 60th month from such date and (b) the arithmetic monthly average for months 49 though 60 for each month after the 60th month and, in the case of the natural gas (NBP) price based upon (i) the actual monthly price quoted on Heren on such date through the 60th month from such date and (ii) the arithmetic monthly average for months 49 though 60 for each month after the 60th month”.

9.	Section 8.01(a)(ii) of the Second Lien Agreement shall be amended by replacing the words “and not later than October 31st of each year” in such sub-section with the words “and within 12 calendar months of the end of each applicable Fiscal Year”.

10.	Section 8.01(a) shall be further amended by inserting the following at the end thereof: “, and (iii) if Endeavour UK or Talisman has a Fiscal Year not ending on December 31 in any calendar year, or if Endeavour UK or Talisman has a Fiscal Year ending on December 31 but have not provided audited financial statements, such entity shall, not later than October 31st of each year, deliver its unaudited consolidated balance sheet and its related statement of income as of and for the previous calendar year ended December 31, setting forth in each case, in comparative form, the figures for the prior calendar year”.

11.	Section 9.23 of the Second Lien Agreement shall be amended by inserting the words “, provided that any amendments to the organizational documents, by-laws and other governing documents of each Credit Party and its Subsidiaries and to documents relating to Permitted Preferred Stock shall be permitted provided that the rights of the Lenders under this Agreement are not adversely affected by such amendments, modifications or changes, including but not limited to amendments, modifications or changes to provide for new directors, stock splits, reverse stock splits, and changes to the amount of authorised common stock” at the end of that section.

12.	This Amendment Agreement shall take effect as of March 13, 2007, on the first date on which all of the following conditions to effectiveness shall have occurred (the “Effective Date”):

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(a)	All invoiced reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of counsel for the Administrative Agent) in connection with the negotiation, preparation and delivery of this Amendment Agreement and in connection with ongoing work regarding the Second Lien Agreement shall have been paid;

(b)	Each of the Lenders that execute and deliver this Amendment Agreement to the Administrative Agent prior to 12:00 pm (New York time) on March 13, 2007 shall have received from the Borrower an amendment fee, payable in cash, in an amount equal to the principal amount of such Borrower’s respective Loans under the Facility, multiplied by 0.0010; and

(c)	The Administrative Agent shall have received counterparts of this Amendment Agreement executed by the Borrower, each Guarantor and the Majority Lenders.

; provided, that each of the above conditions shall occur on or before March 13, 2007.
13.	This Amendment Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Amendment Agreement by signing any such counterpart.

14.	Each Guarantor hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment Agreement, the Guarantee set forth in Article XII of the Second Lien Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. The Borrower and each Guarantor hereby confirms and agrees that each Security Instrument to which it is a party, and all of the collateral described therein does, and shall continue to, secure the payment of all of the Obligations secured thereby.

15.	On and after the effectiveness of this Amendment Agreement, each reference in the Second Lien Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Second Lien Agreement, and each reference in each of the other Loan Documents to “the Second Lien Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Second Lien Agreement, shall mean and be a reference to Second Lien Agreement, as amended by this Amendment Agreement.

16.	The execution, delivery and effectiveness of this Amendment Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Second Lien Agreement or any of the other Loan Documents, nor constitute a waiver of any other provision of the Second Lien Agreement or any of the other Loan Documents.

17.	The provisions of Sections 13.01 and 13.09 of the Second Lien Agreement shall apply, mutatis mutandis, to this Amendment Agreement.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS whereof this Amendment Agreement has been executed on the date first above written.
The Borrower
Endeavour International Holding B.V.

By	/s/ Lance Gilliland

By	/s/ H. Don Teague

The other Guarantors

Endeavour International Corporation

By	/s/ Lance Gilliland

Endeavour Operating Corporation

By	/s/ Lance Gilliland

END Operating Management Company

By	/s/ Lance Gilliland

END Management Company

By	/s/ Lance Gilliland

Endeavour Energy Netherlands B.V.

By	/s/ Lance Gilliland

By	/s/ H. Don Teague

Endeavour Energy UK Limited

By	/s/ Lance Gilliland

Endeavour North Sea Limited (previously Talisman Expro Limited)

By	/s/ Lance Gilliland

The Administrative Agent

Credit Suisse, Cayman Islands Branch

By	/s/ Vanessa Gomez Vice President

By	/s/ Karim Blasetti Vice President